EXHIBIT 99.1

         JoS. A. Bank Clothiers Declares 25% Stock Dividend;
     Second Stock Dividend in Six Months Follows Continued Growth
                         in Sales And Earnings

    HAMPSTEAD, Md.--(BUSINESS WIRE)--June 9, 2004--JoS. A. Bank Clothiers, Inc. (Nasdaq National Market: "JOSB") announced that on June 8, 2004, the Company's Board of Directors declared a 25% stock dividend. Each shareholder of record as of July 30, 2004 will receive one additional share of stock for each four shares then owned. As a result of the stock dividend, the number of outstanding shares of common stock will increase to approximately 13.3 million from approximately 10.6 million shares currently outstanding. The dividend shares will be distributed on August 18, 2004.
    "This represents our second stock dividend in the past six months, following a 50% stock dividend in February 2004, and follows continued strong growth in sales and earnings," commented Robert N. Wildrick, Chief Executive Officer of JoS. A. Bank Clothiers, Inc. "This action by the Board of Directors recognizes that the Company's earnings per share were up 135% in the most recent quarter, earnings have increased no less than 30% during each of the past four years, and we are on track for another record year in 2004 with an expected net income gain exceeding 40%."
    "The level of institutional and retail investor interest in JoS.
A. Bank has increased substantially during the past couple of years, along with our sales and earnings growth," noted Mr. Wildrick. "The Company believes the increased number of shares outstanding that will result from the 25% stock dividend will improve trading liquidity, which should benefit shareholders in the long run."
    JoS. A. Bank Clothiers, Inc., established in 1905, is one of the nation's leading retailers of men's classically-styled tailored and casual clothing, sportswear, footwear and accessories. The Company sells its full product line through 222 stores in 35 states and the District of Columbia, a nationwide catalog, and an e-commerce website that can be accessed at www.josbank.com. The Company is headquartered in Hampstead, MD, and its common stock is listed on the Nasdaq National Market under the symbol "JOSB".

    The Company's statements concerning future operations contained herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those forecast due to a variety of factors outside of the Company's control that can affect the Company's operating results, liquidity and financial condition such as risks associated with economic, weather, public health and other factors affecting consumer spending, the ability of the Company to finance its expansion plans, the mix and pricing of goods sold, the market price of key raw materials such as wool and cotton, availability of lease sites for new stores, the ability to source product from its global supplier base and other competitive factors. These cautionary statements qualify all of the forward-looking statements the Company makes herein. The Company cannot assure you that the results or developments anticipated by the Company will be realized or, even if substantially realized, that those results or developments will result in the expected consequences for the Company or affect the Company, its business or its operations in the way the Company expects. The Company cautions you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates, and assumes no obligation to update any of the forward-looking statements. These risks should be carefully reviewed before making any investment decision.

    CONTACT: JoS. A. Bank Clothiers, Inc., Hampstead, MD
             David E. Ullman, EVP/CFO, 410-239-5715
                 or
             RJ Falkner and Company, Inc.
             Investor Relations Counsel
             R. Jerry Falkner, CFA
             800-377-9893
             info@rjfalkner.com

             E-commerce Address for JoS. A. Bank Clothiers, Inc.:
             www.josbank.com